Exhibit 99.1

FOR IMMEDIATE RELEASE

Network-1 Commences Patent Litigation against Citadel Securities and Jump Trading

New York, December 26, 2024– Network-1 Technologies, Inc. (NYSE: NTIP) announced today that its wholly-owned subsidiary, HFT Solutions Technologies, LLC (“HFT”), has initiated patent litigation against Citadel Securities, LLC (“Citadel”) and Jump Trading, LLC (“Jump”) in the United States District Court for the Northern District of Illinois for infringement of U.S. Patent No. 10,931,286, U.S. Patent No. 11,128,305, and U.S. Patent No. 11,575,381 (collectively, the “Patents-in-Suit”).

The Patents-in-Suit are part of the HFT patent portfolio acquired by HFT Solutions, LLC in March 2022 (the “HFT Patent Portfolio”). The HFT Patent Portfolio relates to, among other things, technologies used by firms engaged in high frequency trading activities that utilize field-programmable gate array (FPGA) hardware, including clock domain management technology that provides critical transaction latency gains in trading systems where the difference between success and failure may be measured in nanoseconds.

The HFT Patent Portfolio now includes eleven (11) issued U.S. patents and two (2) pending U.S. patent applications. The patent terms of the HFT Patent Portfolio are currently expected to extend until 2040. HFT Solutions anticipates further issuances of new claims for the HFT Patent Portfolio covering additional technologies contemplated by the patent applications.

The HFT Patent Portfolio is available for licensing to firms that make use of FPGA systems that utilize the HFT Solutions’ patented technology to engage in low-latency high frequency trading as part of their market making activities in equities and derivative securities, or as part of their proprietary trading activities.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns one hundred and six (106) U.S. patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems, the identification of media content and high frequency trading. Network-1’s current strategy includes continuing to pursue licensing opportunities for its intellectual property. Network-1’s strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1’s Remote Power Patent has generated licensing revenue in excess of $188,000,000 from May 2007 through September 30, 2024 and has achieved licensing and other revenue of $47,150,000 through September 30, 2024 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2023 and its Quarterly Reports on Form 10-Q for 2024 filed with the Securities and Exchange Commission including, among others, Network-1's uncertain revenue from licensing its intellectual property, uncertainty as to the outcome of pending litigation involving Network-1’s Remote Power Patent, whether Network-1 will be successful in its appeal to the Federal Circuit of the District Court judgment dismissing its claims against Google and YouTube involving its Cox Portfolio, the ability of Network-1 to successfully execute its strategy to acquire or make investments in high quality patents with significant licensing opportunities, Network-1’s ability to achieve revenue and profits from its Cox Patent Portfolio, M2M/IoT Patent Portfolio, HFT Patent Portfolio and additional revenue from its Remote Power Patent as well as a return on its investment in ILiAD Biotechnologies, LLC or other intellectual property it may acquire or finance in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, Network-1’s ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company which may result in Network-1 issuing a special cash dividend to its stockholders, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
917-692-0000